Exhibit 99.2

AV Homes Announces Proposed Offering of

$300 Million in Senior Notes

Scottsdale, AZ (May 1, 2017) – AV Homes, Inc. (NASDAQ: AVHI) (“AV Homes” or the “Company”) announced today that it intends to offer, subject to market and certain other conditions, $300 million in aggregate principal amount of senior notes due 2022 (the “notes”) in a private offering that is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The notes will be senior unsecured obligations of the Company.

The Company intends to use the proceeds from this offering (i) to fund the repurchase or redemption of any and all of the $200 million in outstanding 8.50% Senior Notes due 2019, (ii) to pay amounts currently outstanding under the Company’s revolving credit facility, totaling approximately $30 million and (iii) for general corporate purposes, which may include the financing of acquisitions.

The notes and related guarantees will be offered and sold to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The notes and the related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is being issued pursuant to, and in accordance with, Rule 135c under the Securities Act.

About AV Homes

AV Homes is a homebuilder engaged in the business of homebuilding and community development in Florida, the Carolinas and Arizona. Its principal operations are conducted near Jacksonville and Orlando, Florida, Phoenix, Arizona and Raleigh and Charlotte, North Carolina. The Company focuses on the development and construction of (i) primary residential communities, which serve first time and move-up buyers, and (ii) active adult communities, which are age-restricted to the age 55 and over active adult demographic. AV Homes common shares trade on NASDAQ under the symbol AVHI.

This news release contains “forward-looking statements” within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of AV Homes, Inc. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this news release. Although our management believes these expectations, estimates, or projections to be reasonable as of the date of this news release, forward-looking statements are inherently subject to significant business risks, economic and competitive uncertainties, or other contingencies which could cause our actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. Important factors that could cause our actual results or performance to differ materially from our forward-looking statements include those set forth in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2016 and in our other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. AV Homes disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Investor Contact:

Mike Burnett

EVP, Chief Financial Officer

480-214-7408

m.burnett@avhomesinc.com